Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
of
CORNING NATURAL GAS CORPORATION
under
Section 807 of New York Business Corporation Law
     The undersigned, Michael I. German, being the President and Chief Executive Officer of Corning Natural Gas Corporation,
     DOES HEREBY CERTIFY as follows:
     (1) The name of the corporation is Corning Natural Gas Corporation (the “Corporation”).
     (2) The Certificate of Incorporation of the Corporation was filed by the Department of State of New York on August 30, 1904 at which time the name of the corporation was Crystal City Gas Company.
     (3) This Certificate of Incorporation is amended to effect the following changes authorized by New York Business Corporation Law:
     (a) To enlarge the purposes of the Corporation.
     (b) To increase the number of the authorized shares of the Corporation from 1.0 million Common Shares, par value $5.00 per share, to 3.5 million Common Shares, par value $5.00 per share.
     (c) To add a provision expressly limiting the personal liability of the directors of the Corporation.
     (4) The restatement of the Certificate of Incorporation of the Corporation was authorized by a vote of the board of directors of the Corporation followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders held on May 7, 2007.
     (5) To accomplish the foregoing amendments, the text of the Certificate of Incorporation is hereby restated in its entirety to read as follows:

CERTIFICATE OF INCORPORATION
of
CORNING NATURAL GAS CORPORATION
under
Section 402 of New York Business Corporation Law
     FIRST: The name of the corporation is Corning Natural Gas Corporation (the “Corporation”).
     SECOND: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under New York Business Corporation Law; provided, however, that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.
     THIRD: The office of the Corporation is to be located in the County of Steuben, State of New York.
     FOURTH: Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 3.5 million shares of common stock, par value $5.00 per share, all of the same class, which shall be designated “Common Shares.”
     FIFTH: The Secretary of State of New York is hereby designated as the agent of the Corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of any process against the Corporation which may be served upon him is 330 West William Street, P.O. Box 58, Corning, New York 14830-0058.
     SIXTH: No director of the Corporation shall be liable to the Corporation or any of its shareholders for damages for any breach of duty as a director, except for liability for acts or omissions if a judgment or other final adjudication adverse to the director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of New York Business Corporation Law. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements).
     Each person who serves as a director of the Corporation while this Article SIXTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article SIXTH, and neither the amendment or repeal of this Article SIXTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SIXTH, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article

SIXTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by law, agreement, vote of shareholders or disinterested directors, or otherwise.
     IN WITNESS WHEREOF, I have made, signed, and subscribed this Restated Certificate of Incorporation this 22nd day of June, 2007, and affirm that the statements contained herein are true under the penalties of perjury.

/s/ Michael I. German Michael I. German, President
and Chief Executive Officer

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